Exhibit 11


                           MERRIMAC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------
                                  (Unaudited)
                                  -----------

                                                        Thirteen Weeks Ended
                                                      -------------------------
                                                       April 1,       April 3,
                                                         2000           1999
                                                      ----------     ----------


Numerator:
Net income (loss) available to common shareholders....  $(164,387)     $212,966
                                                        =========     =========

Basic earnings per share
------------------------
Weighted average number of shares outstanding for
basic net income per share
Common stock..........................................  1,747,147     1,768,532
                                                        =========     =========
Net income (loss) per common share - basic............      $(.09)         $.12
                                                             ====          ====

Diluted earnings per share
--------------------------
Weighted average number of shares outstanding for
diluted net income per share
Common stock .........................................  1,747,147     1,768,532
Effect of dilutive securities - stock options (1) ....     69,702           261
                                                        ---------     ---------
Weighted average number of shares outstanding for
diluted net income per share..........................  1,816,849     1,768,793
                                                        =========     =========
Net income (loss) per common share - diluted..........      $(.09)         $.12
                                                             ====          ====


(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.